As filed with the Securities and Exchange Commission on August 16, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3469219
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

380 St. Peter Street
St. Paul, Minnesota 55102
(651) 767-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce McPheeters
Senior Vice President, General Counsel and Secretary
Lawson Software, Inc.
380 St. Peter Street
St. Paul, Minnesota 55102
(651) 707-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonathan B. Abram, Esq.
Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
2.50% Senior Convertible Notes Due 2012	$240,000,000	(1)	100	%(2)(3)	$240,000,000	(1)	$7,368	(4)
Common Stock, par value $0.01 per share	19,975,032	(5)	N/A	(6)	N/A	(6)	N/A	(6)
Total	—		—		$240,000,000		$7,368	(7)

(1)                Represents the aggregate principal amount of 2.50% Senior Convertible Notes Due 2012 issued by the Registrant.

(2)                Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)                Exclusive of accrued interest and distributions, if any.

(4)                Calculated in accordance with Rule 457(i) under the Securities Act.

(5)                This number represents the maximum number of shares of common stock that are issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the Registration Statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on a maximum conversion rate of 83.2293 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and similar events, and the adjustment provisions of the Notes.

(6)                No additional consideration will be received for the common stock issuable upon conversion of the Notes and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(7)                A registration fee of $7,368 was previously paid with respect to the Notes pursuant to Registration Statement No. 333-145209 filed by the Registrant on August 7, 2007, of which $7,368 remains unutilized. Pursuant to Rule 457(p) under the Securities Act, the unutilized filing fee of $7,368 previously paid is to be offset against the filing fee payable pursuant to this Registration Statement.

PROSPECTUS

$240,000,000

2.50% Senior Convertible Notes Due 2012
and Common Stock Issuable
Upon Conversion of the Notes

We issued and sold $240,000,000 aggregate principal amount of our 2.50% Senior Convertible Notes due 2012 (the Notes) in a private placement in April 2007. The selling securityholders identified in this prospectus will use this prospectus to resell their Notes and any shares of common stock issuable upon conversion of their Notes as described in “Plan of Distribution” beginning on page 61 of this prospectus. We will not receive any proceeds from this offering.

The Notes will be convertible, at your option, into cash and, if applicable, shares of our common stock initially at a conversion rate of 83.2293 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.02 per share), subject to adjustment as described in this prospectus at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

•       prior to January 15, 2012, on any date during any fiscal quarter beginning after May 31, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•       at any time on or after January 15, 2012;

•       during a specified period if specified distributions to holders of our common stock are made or specified corporate transactions occur; and

•       during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five trading-day period was less than 98% of the closing sale price of our common stock on such day multiplied by the then current conversion rate.

Upon conversion, we will deliver cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts (as described herein), for each of the 20 settlement period trading days during the applicable conversion period. See ‘‘Description of the Notes—Conversion Rights—Settlement Upon Conversion.’’ In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Notes are convertible based on shares of the acquiring or surviving company, in each case as described herein.

The Notes bear interest at a rate of 2.50% per year, payable on April 15 and October 15 of each year, commencing October 15, 2007. The Notes mature on April 15, 2012.

You may require us to repurchase all or a portion of your Notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any).

The Notes are our senior unsecured obligations. The Notes are effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities (including trade payables) of our subsidiaries.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “LWSN.” The closing sale price of our common stock on August 6, 2007 was $9.89 per share.

The Notes are not listed on any national securities exchange or included in any automated quotation system. The Notes are currently eligible for trading in PORTAL. However, the Notes will cease to be eligible for trading in Notes upon their registration, and we do not intend to list the Notes on any national securities exchange or to include the Notes in any automated quotation system upon their registration.

Investing in the Notes and our common stock involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (SEC). By using a shelf registration statement, the selling securityholders may sell, from time to time, the Notes, as well as any shares of common stock issuable upon conversion of the Notes.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling securityholders have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, references in this prospectus to “we,” us,” “our,” “Lawson Software” or the “company” refer to the combined business of Lawson Software, Inc. and its subsidiaries.

All references in this prospectus to “$”, “U.S. Dollars” and “dollars” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of the Nasdaq Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 1-212-401-8700.

We have filed with the SEC a registration statement on Form S-3 to register the Notes and the shares of common stock offered hereby. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding Lawson Software, Inc., investors should refer to the registration statement and its exhibits and schedules. The registration statement is available at the SEC web site at http://www.sec.gov. A copy of the registration statement may also be inspected, without charge, at the offices of the SEC at the address listed above.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede more dated information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•       our annual report on Form 10-K for the year ended May 31, 2007;

•       our current report on Form 8-K/A filed on July 21, 2006;

•       our current report on Form 8-K filed on August 1, 2007;

•       our definitive proxy statement filed on September 25, 2006 pursuant to Section 14 of the Exchange Act and our supplemental Schedule 14 Information filed on October 10, 2006; and

•       the description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed on November 14, 2001 and July 31, 2006, as amended by Amendment No. 1 on Form 8-A/A filed on March 21, 2003, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide, at no cost to you, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents) and any report, proxy statement or other communication distributed by us to our shareholders generally. Requests for such copies should be directed to Lawson Software, Inc., Attn:  Corporate Secretary, 380 St. Peter Street, St. Paul, Minnesota 55102, Telephone:  (651) 767-7000.

CAUTIONARY STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Lawson Software, Inc. and its subsidiaries. Statements preceded by, followed by or that include words such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘continue,’’ ‘‘estimate,’’ ‘‘project,’’ ‘‘believes’’ or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. Forward-looking statements include, among others, statements about our future performance, the continuation of historical trends, the sufficiency of our sources of capital for future needs, the effects of acquisitions and the expected impact of recently issued accounting pronouncements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under the heading ‘‘Risk Factors,’’ in our filings with the SEC that we have incorporated by reference in this prospectus and the various factors described below. Since it is not possible to foresee all such factors, you should not consider these factors to be a complete list of all risks or uncertainties.

•       Uncertainties in our ability to realize synergies, including cost savings, and revenue opportunities anticipated from the acquisition of Intentia International AB (Intentia).

•       Increased competition in the enterprise software business.

•       Variability in our revenues from quarter to quarter.

•       Our need to hire additional account executives in order to achieve our revenue goals.

•       Our need to hire qualified personnel, including, senior management, software developers, service consultants and finance and accounting specialists.

•       Uncertainties in economic, political and market conditions that may affect revenue growth and profitability.

•       Uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied.

•       Potential for additional restructuring changes.

We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

SUMMARY

This summary contains a general overview of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes, as filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 7 of this prospectus.

Business of Lawson Software, Inc.

Lawson Software is a global provider of enterprise software. We provide business application software, services and maintenance to customers primarily in the services sector, trade industries, and manufacturing/distribution sectors. Within these broad sectors, we specialize in specific markets including healthcare, public services, retail, financial services, food and beverage, and wholesale distribution. In the manufacturing sector we serve both process manufacturing and discrete manufacturing customers. In the service sector we serve both asset-intensive and labor-intensive services enterprises. Our goal is to be the leading global enterprise resource planning software provider in our target markets, with a particular focus on meeting the needs of resource-strained and mid-market customers.

On April 25, 2006, we completed our acquisition of Intentia, a Stockholm, Sweden-based provider of enterprise software, in a primarily stock-based transaction valued at $460.9 million. Through this acquisition, our newly combined company has greater operational scale, a broader product portfolio and broader geographic reach with which to compete in the global enterprise application market.

Lawson serves customers in three geographic regions: the Americas; Europe, Middle East, and Africa; and the Asia-Pacific region including Australia and New Zealand. We provide software in 20 languages to more than 4,000 customers in 40 countries and have 3,800 employees located throughout the world.

Our software solutions include enterprise financial management, human capital management, business intelligence, asset management, enterprise performance management, supply chain management, service management, manufacturing operations, business project management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes and reduce costs resulting in enhanced business or operational performance. Lawson solutions help automate and integrate critical business processes, aiding in collaboration among our customers and their partners, suppliers and employees. Through our consulting services we primarily help our customers implement Lawson applications. Through our maintenance services we provide ongoing support, upgrades, and assistance to our customers.

We generate revenue through software license fees, fees for consulting, including training and implementation services, and fees for customer support and maintenance. We market and sell our software and services primarily through a direct sales force, which is augmented by channel partners and resellers.

Lawson was founded and incorporated in 1975. In February 2001, we reincorporated in Delaware through a merger with our predecessor, Lawson Associates, Inc., a Minnesota corporation. We established a new Delaware corporation as our parent company as part of the acquisition of Intentia in April 2006.

Lawson has offices in over 30 countries around the world. Our principal executive offices are located at 380 Saint Peter Street, St. Paul, Minnesota 55102-1302 and our telephone number is 651-767-7000. Our corporate website is www.lawson.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Issuer	Lawson Software, Inc., a Delaware corporation.
Securities Offered	$240,000,000 aggregate principal amount of 2.50% Senior Convertible Notes due 2012, which we refer to herein as the Notes.
Maturity	April 15, 2012, unless earlier converted or repurchased.
Interest Rate	2.50% per year. Interest is payable in cash on April 15 and October 15 of each year, beginning October 15, 2007.

All references to interest in this summary of the offering and the “Description of the Notes” are deemed to include additional interest, if any, that accrues in connection with the registration rights agreement, if applicable (as described below under “Description of the Notes—Registration Rights”), and additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable (as described below under “Description of the Notes—Events of Default; Notice and Waiver”).

Ranking

The Notes are our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The Notes are effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities (including trade payables) of our subsidiaries. The indenture governing the Notes does not limit the amount of debt that we or our subsidiaries may incur.

Conversion Rights

You may convert your Notes into cash and, if applicable, shares of our common stock at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

•  prior to January 15, 2012, on any date during any fiscal quarter beginning after May 31, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after January 15, 2012;

•  during a specified period, if we distribute to all or substantially all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten consecutive trading days immediately preceding the declaration date for such distribution;

•  during a specified period, if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

•  during a specified period, if we are a party to a consolidation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property;

• during a specified period, if a fundamental change occurs; or

•  during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five consecutive trading-day period was less than 98% of the closing sale price of our common stock on such day multiplied by the then current conversion rate.

The Notes will be convertible based on an initial conversion rate of 83.2293 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $12.02 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, we will deliver cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes—Conversion Rights.”

Adjustment to conversion rate upon a non-stock change of control

If and only to the extent holders elect to convert the Notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Notes—Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Conversion after a public acquirer change of control

In the case of a non-stock change of control constituting a public acquirer change of control (as defined in this prospectus), we may, in lieu of adjusting the conversion rate as described in “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes (subject to the satisfaction of certain conditions) based on a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

• the numerator of which will be:

•   in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration as determined by our board of directors paid or payable per share of common stock, or

•   in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•   the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Fundamental Change Repurchase Right of Holders

If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Fundamental Change Put.”

Events of Default

Except with respect to any failure to comply with our reporting obligations under the indenture, if an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Lawson or certain of its subsidiaries.

Should we fail to comply with the reporting obligations in the indenture, your remedy for the 365 calendar days after the occurrence of such event of default will consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. See “Description of the Notes—Events of Default; Notice and Waiver.”

Registration Rights	We have agreed, subject to certain exceptions, to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

•  the date when the holders of transfer restricted Notes and shares of common stock issued upon conversion of the Notes are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

•  the date when all transfer restricted Notes and shares of common stock issued upon conversion of the Notes are registered under the shelf registration statement and sold pursuant thereto or have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

We will be required to pay the holders of the Notes additional interest on the Notes if we fail to register the Notes and the common stock issuable upon conversion within the time periods specified above. See “Description of the Notes—Registration Rights.”

Trading

The Notes are not listed on any national securities exchange or included in any automated quotation system. The Notes are currently eligible for trading in PORTAL. However, the Notes will cease to be eligible for trading in PORTAL upon their registration, and we do not intend to list the Notes on any national securities exchange or to include the Notes in any automated quotation system upon their registration. The market for the Notes is limited and we cannot assure you that an active or liquid marked will develop for the Notes.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “LWSN.”
Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the Notes or any shares of common stock issuable upon conversion of the Notes. See “Use of Proceeds.”

RISK FACTORS

Before you buy the Notes, you should know that making such an investment involves significant risks, including the risks described below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statements,” and in our filings with the SEC that we have incorporated by reference in this prospectus, including the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007. You should carefully consider the factors described below in addition to the remainder of this prospectus and the information incorporated by reference before purchasing the Notes. The risks that we have highlighted here are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risks Relating to the Notes and Our Common Stock

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to meet our payment obligations on the Notes.

The indenture governing the Notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to meet our payment obligations on the Notes and our creditworthiness generally.

The Notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

The Notes will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the Notes are effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The Notes do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that ranks equally in right of payment.

The terms of the Notes will not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the Notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Notes upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes—Fundamental Change Put.” Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Note is converted in connection with such a transaction as set forth under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Notes and common stock but would not constitute a fundamental change under the Notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.

Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Notes. However, the fundamental change provisions will not afford protection to holders of the Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

We may be unable to settle conversion of the Notes or to repurchase the Notes for cash when required by the holders, including following a fundamental change.

Upon conversion of the Notes, we will be required to pay a conversion settlement amount in cash and shares of our common stock, if any. In addition, holders of the Notes have the right to require us to repurchase the Notes for cash upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes—Fundamental Change Put.” Any of our future debt agreements may contain a similar repurchase provision. We may not have sufficient funds to pay the conversion settlement amount or required repurchase price in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to satisfy our conversion obligations or repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to pay the conversion settlement amount or repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the Notes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you.

If certain types of fundamental changes occur during the term of the Notes, we will increase the conversion rate by a number of additional shares of our common stock for Notes converted in connection with such fundamental changes unless the price paid per share of our common stock in the fundamental change is less than $8.90 or above $32.50 (in each case, subject to adjustment). The number of additional shares to be added to the conversion rate will be determined as described under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Although this increase is designed to compensate you for the lost option value of your Notes as a result of certain types of fundamental changes, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with certain types of fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Proposed accounting rule changes for certain convertible debt instruments could alter trends established in previous periods.

On July 25, the FASB approved a proposal that would alter the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. If adopted, this proposal could significantly increase the non-cash interest expense associated with the Notes, including interest expense in prior periods as a result of the proposed retrospective accounting treatment. In addition, the additional non-cash interest expense could cause our fixed charges to increase such that our earnings would be insufficient to cover the increased fixed charges. The exact impact of this proposal to the Company’s financial statements will not be known for some time, but the Company will monitor the developments of this proposal and will comply with any new requirements. If there is a significant increase in non-cash interest expense due to the proposed accounting rule changes, the market price of the Notes and our common stock could be adversely affected.

Our convertible note hedge and warrant transactions may affect the value of our common stock and the Notes.

In connection with the offering of the Notes, we entered into a convertible note hedge transaction with an affiliate of one of the initial purchasers, which is expected to reduce the potential dilution upon conversion of the Notes. We also entered into a warrant transaction with the same affiliate of that initial purchaser, which could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the sold warrants.

The option counterparty or affiliates thereof may modify its hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the Notes (and are likely to do so during any conversion period related to any conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

The option counterparty or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the Notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion period related to a conversion of Notes, which may have a negative effect on the value or amount of the consideration received in relation to the conversion of those Notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Notes and, as a result, the value you will receive upon the conversion of the Notes.

We have agreed to indemnify the option counterparty, or any of its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in certain other limited circumstances.

There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.

The Notes are a new issue of securities, and there is no existing market for the Notes. Since their initial sale, the Notes have been eligible for trading on PORTAL. However, upon their registration, the Notes will cease to be traded on PORTAL. We have not listed, and we have no plans to list, the Notes on any national securities exchange or to include the Notes in any automated quotation system upon their registration. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the Notes and the shares of common stock issuable upon conversion of the Notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the Notes may prevent you from being able to convert the Notes except during the period beginning on January 15, 2012, and may impact the trading price of the Notes and make them more difficult to resell.

The Notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your Notes except during the period beginning on January 15, 2012 to and including the scheduled trading day immediately preceding the maturity date and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible. The conditional conversion feature may adversely affect the trading price of the Notes and/or the resaleability of the Notes.

The price of our common stock, and therefore of the Notes, may fluctuate significantly, and this may make it difficult for you to resell the Notes or common stock issuable upon conversion of the Notes when you want or at prices you find attractive.

Because the Notes are convertible based on the shares of our common stock, we expect that, in general, the trading price of the Notes will be significantly affected by the market price of our common stock. The market price of our common stock has historically experienced significant fluctuations. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in analysts’ valuation measures for our stock, and market trends and other factors, including the other factors discussed elsewhere in “Risk Factors” and in “Cautionary Statements.” Volatility or depressed market prices of our common stock could result in volatility or depressed trading prices of the Notes, could limit the amount of cash, and, if applicable, shares of our common stock you can receive upon conversion of the Notes, and could make it difficult for you to resell the Notes, or shares of common stock, if any, issued upon conversion, when you want or at attractive prices.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Notes and our ability to raise funds in new stock offerings.

Except as described under “Plan of Distribution,” we are not restricted from issuing additional shares of our common stock during the term of the Notes and have no obligation to consider your interests for any reason. Future sales of substantial amounts of our common stock or equity-related securities in the public market, including sales by any selling stockholder, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Notes.

The value of consideration received by holders upon conversion of the Notes under certain circumstances may be less than the conversion value of the Notes on the conversion date.

Upon conversion, we will pay cash and deliver shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.” Accordingly, upon conversion of Notes, you may receive less conversion consideration than you expected because the value of our common stock may decline between the conversion date and the day the conversion settlement amount of your Note is determined. Further, our liquidity may be reduced upon conversion of the Notes.

In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period (as defined under “Description of the Notes—Conversion Rights—Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

Upon conversion beginning on the 25th scheduled trading day preceding the maturity date, under certain circumstances you may not receive the conversion settlement amount until after maturity.

If you convert during the period beginning on the 25th scheduled trading day preceding the maturity date and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date, you may not receive the conversion settlement amount until after the maturity date if there occurs a market disruption event on one or more settlement period trading days during the 20 settlement period trading-day conversion period, which will begin on the 23rd scheduled trading day immediately preceding the maturity date.

The conversion rate of the Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

Provisions of the Notes could discourage an acquisition of us by a third party.

Certain provisions of the Notes could make it more difficult or more expensive for or prevent a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Lawson or limit the price investors might be willing to pay for our stock.

Provisions in our certificate of incorporation and bylaws, our stockholder rights plan and under Delaware law could make it more difficult for other businesses to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third-party:

•       advance notification procedures for matters to be brought before stockholder meetings;

•       a limitation on who may call stockholder meetings;

•       a prohibition on stockholder action by written consent; and

•       the ability of our board of directors to issue shares of preferred stock without a stockholder vote.

The issuance of stock under our stockholder rights plan could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. We are also subject to provisions of

Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. Any of these restrictions could have the effect of delaying or preventing a change in control.

If you hold the Notes, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold the Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

An adverse rating of the Notes may cause the trading price of the Notes or our common stock to fall.

We do not intend to seek a rating on the Notes. However, if in the future one or more rating agencies rate the Notes and assign the Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the Notes and our common stock would be adversely affected.

Conversion of the Notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their Notes.

To the extent we issue common stock upon conversion of the Notes, the conversion of some or all of the Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the Notes or any shares of common stock issuable upon conversion of the Notes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “LWSN”. The following table sets forth, for the periods presented, the high and low closing sales prices per share of our common stock as reported on the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ended May 31, 2006
First Quarter	$6.49	$5.02
Second Quarter	7.91	6.07
Third Quarter	8.00	7.08
Fourth Quarter	8.05	6.56
Fiscal Year Ending May 31, 2007
First Quarter	$7.11	$5.65
Second Quarter	8.19	6.68
Third Quarter	8.62	6.75
Fourth Quarter	10.20	9.35

On August 6, 2007, the last reported sale price for our common stock on the Nasdaq Global Select Market was $9.89 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

Fiscal Year Ended May 31
2003	2004	2005	2006	2007
(1)	4.14x	2.70x	6.02x	0.50x

(1)          For the fiscal year ended May 31, 2003, earnings were insufficient to cover fixed charges.

For purposes of computing the ratios, earnings consist of consolidated earnings before income taxes plus fixed charges. Fixed charges consist of gross interest expense and the portion of interest expense within rental expense that we believe to be representative of the interest factor.

DESCRIPTION OF THE NOTES

The Notes were issued under an indenture dated as of April 23, 2007, between Lawson Software, Inc., as issuer, and The Bank of New York, as trustee. The terms of the Notes include those provided in the indenture and those provided in the registration rights agreement to be dated as of April 23, 2007, between us and the initial purchasers.

The following description is only a summary of the material provisions of the Notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the Notes. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”

When we refer to “Lawson Software, Inc.,” “Lawson,” “we,” “our” or “us” in this section, we refer only to Lawson Software, Inc. and not its subsidiaries.

Brief Description of the Notes

The Notes:

•       initially are limited to $240 million aggregate principal amount;

•       bear interest at a rate of 2.50% per year, payable semi-annually in arrears, on April 15 and October 15 of each year, commencing on October 15, 2007;

•       are general unsecured senior obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness and are effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities (including trade payables) of our subsidiaries;

•       are convertible by you at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into cash and, if applicable, shares of our common stock initially based on a conversion rate of 83.2293 shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $12.02 per share;

•       upon conversion, will be converted into cash and, if applicable, shares of our common stock equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. See “—Conversion Rights—Settlement Upon Conversion;”

•       provide that in the event of certain types of fundamental changes, we will increase the conversion rate or, in lieu thereof, at our election, adjust the conversion obligation and conversion rate so that the Notes are convertible based on the shares of the acquiring or surviving company, in each case as described herein;

•       are not subject to redemption at our option prior to maturity;

•       are subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the repurchase date, as set forth under “—Fundamental Change Put;” and

•       are due on April 15, 2012, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Conversion Rights” and “—Fundamental Change.

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance. The Notes are not guaranteed by any of our subsidiaries.

The Notes initially are issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes are shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration—Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that such differences do not cause the additional Notes to constitute a different class of securities than the Notes for U.S. federal income tax purposes; and provided further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered by this prospectus and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred with respect to the Notes.

Payment at Maturity

On the maturity date, each holder is entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest to, but not including, the maturity date. With respect to global Notes, principal and interest is paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes bear interest at a rate of 2.50% per year. Interest will accrue from the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on April 15 and October 15 of each year, commencing on October 15, 2007 to holders of record on the record dates described below. However, there are two exceptions to the preceding sentence:

•       we will not pay in cash accrued interest on any Notes when they are converted, except as described under “—Conversion Rights;” and

•       on the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount (which may or may not be the holder of record on the relevant record date).

For so long as the Notes are held in book-entry only form, interest is payable on each payment date to the person in whose name a given Note is registered at the close of business on the business day before the interest payment date. In the event that the Notes do not remain in book-entry only form or are not in the form of a global certificate, the record dates will be April 1 and October 1 preceding the applicable April 15 and October 15 interest payment date, respectively.

We will pay interest on:

•       global Notes to DTC in immediately available funds;

•       any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity;” and

•       any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period that is less than a whole month will be calculated on the basis of the actual number of days elapsed during that less than whole-month period divided by 360. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

All references to “interest” in this prospectus are deemed to include additional interest, if any, that accrues in connection with the registration rights agreement, if applicable, and additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”

Conversion Rights

Holders may convert their Notes on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date based on an initial conversion rate of 83.2293 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.02 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day. As described under “—Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in cash and, if applicable, shares of our common stock. Unless we have previously repurchased the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

1.                prior to January 15, 2012, on any date during any fiscal quarter beginning after May 31, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

2.                at any time on or after January 15, 2012;

3.                during a specified period, if we distribute to all or substantially all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten consecutive trading days immediately preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

4.                during a specified period, if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan or a dividend or distribution on our common stock in common stock), which distribution has a per share value, as determined by our board of directors, exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

5.                during a specified period, if we are a party to a consolidation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation, merger, sale, lease, conveyance or other disposition the primary purpose of which is to effect our reincorporation or redomiciling) that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property;

6.                during a specified period if a fundamental change occurs, as described in more detail below under “—Conversion Upon a Fundamental Change;” or

7.                during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five consecutive trading-day period was less than 98% of the product of the closing sale price of our common stock on such day multiplied by the then current conversion rate, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes. Accrued and unpaid interest, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If you convert after 5:00 p.m., New York City time, on a regular record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest accrued and unpaid on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•       if you convert your Notes after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date;

•       if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•       to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Adjustments of Average Prices

Whenever any provision of the indenture requires us to calculate an average of closing sale prices of our common stock over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs at any time during the period during which the average is to be calculated.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your Notes for conversion on any date during any fiscal quarter beginning after May 31, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter.

The “closing sale price” of any share of our common stock on any trading date means:

•       the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded;

•       if our common stock is not listed on a U.S. national or regional securities exchange, the last quoted bid price of our common stock on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

•       if our common stock is not so quoted by Pink Sheets LLC or a similar organization, as determined by a nationally recognized securities dealer retained by us for that purpose.

The closing sale price will be determined without reference to extended or after hours trading. If during a period applicable for calculating the closing sale price of our common stock, an event occurs that requires an adjustment to the conversion rate, the closing sale price shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our common stock during such period.

For purposes of determining whether this conversion contingency has been triggered, “trading day” means a day during which:

•       the Nasdaq Global Select Market is open for trading and has a scheduled closing time of 4:00 p.m., New York City time (or the then standard closing time for regular trading on the relevant exchange or market), or if our common stock is not listed on the Nasdaq Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed is open for trading, or if our common stock is not so listed, any business day; and

•       there is no market disruption event.

For purposes of determining whether this conversion contingency has been triggered, “market disruption event” means, if our common stock is listed on the Nasdaq Global Select Market or another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock on such exchange or in any options, contracts or future contracts relating to our common stock on the primary market for the trading of such options, contracts or future contracts.

Whenever the Notes shall become convertible upon satisfaction of this condition to conversion, we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

Conversion Upon Specified Corporate Transactions You will have the right to convert your Notes if we:

•       distribute to all or substantially all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten consecutive trading days immediately preceding the declaration date for such distribution; or

•       distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value, as determined by our board of directors, exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution.

We will notify you at least 30 scheduled trading days prior to the ex-dividend date for such distribution. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Notes.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

You will also have the right to convert your Notes if we are a party to a consolidation, merger, or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation, merger or sale, lease, conveyance or other disposition the primary purpose of which is to effect our reincorporation or redomiciling) that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your Notes at any time beginning on the business day immediately following the effective date of the transaction until 5:00 p.m., New York City time, on the 30th business day thereafter. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such transaction at least 10 calendar days prior to such date. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. If you do not convert your Notes during this period, your Notes will generally become convertible thereafter into conversion consideration based on the kind and amount of cash, securities and other property that the holders of our common stock received in such transaction.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “—Fundamental Change Put”) occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. If you convert your Notes in connection with a fundamental change:

•       you will receive cash and, if applicable, common stock or reference property (as described below), as applicable, equal to the sum of the daily settlement amounts for each day of the 20 settlement period trading days during the applicable conversion period; and

•       under certain circumstances, the conversion rate will be increased as described under “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control”.

If you have submitted any or all of your Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you submit a withdrawal notice, and if the Notes submitted are evidenced by a global Note, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of such five consecutive trading-day period was less than 98% of the product of the closing sale price of our common stock on such day and the then current conversion rate.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or both of the initial purchasers, provided that if only one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock on such determination date and the then current conversion rate.

The trustee will determine the trading price of the Notes upon our request. We will have no obligation to make that request unless a holder of Notes requests that we do so and provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our common stock and the then current conversion rate. At such time, we will instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes for any trading day is greater than or equal to 98% of the product of the closing sale price of our common stock and the then current conversion rate.

Whenever the Notes shall become convertible upon satisfaction of this condition to conversion, we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

Conversion During the Period Commencing January 15, 2012 to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender the Notes for conversion at any time on or after January 15, 2012 until 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated Note, to convert you must:

•       complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•       deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•       if required, furnish appropriate endorsements and transfer documents;

•       if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•       if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Put” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 20 settlement period trading days during the applicable conversion period.

The “conversion period” means the period of 20 consecutive settlement period trading days:

•       with respect to conversion notices received during the period beginning 25 scheduled trading days preceding the maturity date, beginning on and including the 23rd scheduled trading day immediately preceding the maturity date; and

•       in all other cases, beginning on and including the third settlement period trading day following our receipt of your conversion notice.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the 20 settlement period trading days during the applicable conversion period, shall consist of:

•       cash equal to the lesser of $50 and the daily conversion value; and

•       to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to (1) the difference between the daily conversion value and $50, divided by (2) the volume weighted average price of our common stock for such day.

The “daily conversion value” for any settlement period trading day equals 1/20th of:

•       the conversion rate in effect on that settlement period trading day, multiplied by

•       the volume weighted average price, which we refer to as “VWAP,” of our common stock (or, if applicable, the reference property) on that settlement period trading day.

“Settlement period trading day” means a day during which:

•       trading in our common stock generally occurs on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading; and

•       there is no settlement period market disruption event;

provided, however, that if our common stock is not traded on any U.S. national securities exchange or market, then “settlement period trading day” shall mean a day that the VWAP of our common stock can be obtained.

“Settlement period market disruption event” means:

•       a failure by the securities exchange or market referenced in the definition of “settlement period trading day” above to open for trading during its regular trading session; or

•       the occurrence or existence prior to 1:00 p.m., New York City time, on any settlement period trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

The “VWAP” per share of our common stock on any settlement period trading day means such price as displayed on Bloomberg (or any successor service) page LWSN <EQUITY> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such settlement period trading day; or, if such price is not available, the VWAP means the market value per share of our common stock on such settlement period trading day as determined by a nationally recognized independent investment banking firm (which may be an initial purchaser or one of its affiliates) retained for this purpose by us.

“Scheduled trading day” means any day on which the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading is scheduled to be open for trading.

Settlement in cash and/or shares of our common stock will occur on the third trading day following the final settlement period trading day of the applicable conversion period.

We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the VWAP of our common stock on the final settlement period trading day of the applicable conversion period.

If:

•       shares are deliverable as part of the daily settlement amount for a given settlement period trading day within the conversion period applicable to Notes that you have converted, and

•       an adjustment to the conversion rate occurs after the settlement period trading day in question and prior to the date upon which you become a record holder in respect of the deliverable shares,

then we will adjust the number of shares that we deliver to you in respect of the relevant settlement period trading day in the same manner that the conversion rate has been adjusted.

We may be unable to deliver the cash amount of a conversion settlement amount upon your exercise of your conversion right. Our ability to pay such cash amount in the future may be limited by the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to deliver the cash amount of the conversion settlement amount. See “Risk Factors—We may be unable to settle conversion of the Notes or to repurchase the Notes for cash when required by the holders, including following a fundamental change.” If we fail to repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the Notes. See “—Events of Default; Notice and Waiver.”

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1)         issuances of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	OS1
OS0
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared;

(2)         certain subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	OS1
OS0
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
CR1	=	the conversion rate in effect on the effective date of such subdivision or combination
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination

Any adjustment made pursuant to this clause (2) shall become effective on the effective date of such subdivision or combination;

(3)         issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 calendar days, our common stock at a price less than the current market price (as defined below) of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	OS0 + X
OS0 + Y
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
CR1	=	the conversion rate in effect on the ex-dividend date for such issuance
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants
Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the current market price of our common stock

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants to the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors);

(4)         distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

•        any dividends or distributions referred to in clause (1) above;

•        the rights and warrants referred to in clause (3) above;

•        any dividends or distributions referred to in clause (5) below;

•        any dividends and distributions in connection with a reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “—Treatment of Reference Property;” and

•        any spin-off to which the provisions set forth below in this clause (4) shall apply, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	SP0
SP0 - FMV
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
SP0	=	the current market price of our common stock
FMV	=

the fair market value (as determined by our board of directors), on the ex-dividend date for such distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0 ×	FMV0 + MP0
MP0
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution

CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
FMV0	=

the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on and including the effective date of the spin-off

MP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on and including the effective date of the spin-off

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required under this clause (4) during any conversion period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)         dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “—Treatment of Reference Property;”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	SP0
SP0 - C
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
SP0	=	the current market price of our common stock
C	=	the amount in cash per share we distribute to holders of our common stock

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6)         purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock to the extent that the market value (as determined below) of the cash and any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ×	FMV + (SP1 × OS1)
OS0 × SP1
where,
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=

the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date

OS1	=	the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”)
OS0	=	the number of shares of our common stock outstanding immediately before the expiration time
SP1	=	the average closing sale price per share of our common stock for the 10 consecutive trading days commencing on the trading day immediately after the expiration date

Any adjustment made pursuant to this clause (6) shall become effective immediately prior to the opening of business on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

For purposes of clause (3), (4) and (5) above, “current market price” means the average closing sale price of our common stock for the 10 consecutive trading days immediately prior to the ex-dividend date for the distribution requiring such computation.

To the extent that our current stockholder rights plan or any future rights plan adopted by us is in effect upon conversion of the Notes, you will receive, in addition to the common stock, the rights under the applicable rights agreement unless the rights have separated from our common stock prior to the time of conversion of the Notes, in which case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment if holders may participate in the transaction or in certain other cases. For the avoidance of doubt, if a distribution occurs that would generally result in adjustment of the number of shares deliverable to you as a portion of conversion consideration to which you are entitled, instead of making that adjustment, we may instead deem you to be a holder of record for purposes of that distribution so that you would receive the distribution at the time you receive the conversion consideration.

Except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•       equals or exceeds the average closing sale price of the common stock over the ten consecutive trading day period immediately prior to the ex-dividend date for such distribution, or

•       such average closing sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of Notes will be entitled to receive upon conversion, in addition to the cash and, if applicable, shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Treatment of Reference Property

If we:

•        reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination), or

•        consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person,

and in either case the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Note will, without the consent of any holders of the Notes, become convertible based on the consideration the holders of our common stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (the “reference property”) except in the limited case of a public acquirer change of control in respect of which we elect to specify that conversion of the Notes will be based on the public acquirer common stock as described below under “—Conversion After a Public Acquirer Change of Control.” If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. In all cases, the provisions above under “—Settlement Upon Conversion” relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income and Estate Tax Considerations.”

We may from time to time, to the extent permitted by law and subject to the applicable rules of the Nasdaq Global Select Market, increase the conversion rate of the Notes by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days’ prior notice of such increase. We may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes and otherwise (b)(1) five business days prior to the maturity of the Notes (whether at stated maturity or otherwise) or (2) prior to any repurchase date for Notes, unless such adjustment has already been made.

Certain continued listing standards of the Nasdaq Stock Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock under certain circumstances. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. However, we covenant not to enter into any transaction, or take any other action, that will require an adjustment to the conversion rate that would exceed the number of shares of common stock that would require stockholder approval under the continued listing standards of the Nasdaq Stock Market without having obtained prior stockholder approval.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information and make this information available on our website.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your Notes in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “—Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date.

The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent during the period from the business day following the effective date of the non-stock change of control to 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Fundamental Change Put”).

The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be increased:

	Stock price
Effective Date	$8.90	$12.02	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50
April 23, 2007	29.1302	15.9730	10.0499	7.2429	5.4415	4.2219	3.3590	2.7257	2.2456	1.8723
April 15, 2008	29.1280	15.2156	9.1861	6.4374	4.7324	3.6131	2.8423	2.2884	1.8760	1.5592
April 15, 2009	28.7006	13.9440	7.8919	5.2934	3.7659	2.8108	2.1799	1.7418	1.4227	1.1814
April 15, 2010	28.1305	12.1554	6.1439	3.8181	2.5773	1.8671	1.4301	1.1407	0.9365	0.7840
April 15, 2011	27.4880	9.3533	3.6152	1.8915	1.1714	0.8371	0.6564	0.5419	0.4593	0.3945
April 15, 2012	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year. If the stock price is:

•       in excess of $32.50 per share (subject to adjustment), the conversion rate will not be increased; or

•       less than $8.90 per share (subject to adjustment), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 112.3595 per $1,000 principal amount of the Notes (which number shall equal the quotient obtained by dividing the principal amount per Note by the closing sale price of our common stock on the date of this prospectus), subject to adjustments in the same manner as the conversion rate.

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “—Settlement Upon Conversion” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Any increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the Notes, possibly subject to U.S. federal withholding tax. See “Certain United States Federal Income and Estate Tax Considerations.”

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by the number of additional shares upon conversion as described in “—Adjustment to Conversion Rate Upon a

Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes (subject to the satisfaction of certain conditions) based on a number of shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

•       the numerator of which will be (i) in the case of a public acquirer change of control pursuant to which our common stock is converted solely into cash, the value of such cash paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•       the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Notes, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change of control, if we so elect, holders may convert their Notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” and “—Conversion Procedures—Procedures to be Followed by a Holder” above) for cash and public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our irrevocable election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “—Settlement Upon Conversion” shall continue to apply except that reference to our common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Notes owned by the holder as described below under “—Fundamental Change Put.”

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your Notes in cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash. See “Risk Factors—We may be unable to settle conversion of the Notes or to repurchase the Notes for cash when required by the holders, including following a fundamental change.” If we fail to repurchase the Notes in cash as required by the indenture it would constitute an event of default under the indenture governing the Notes. See “—Events of Default; Notice and Waiver.”

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)         the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2)         the first day on which a majority of the members of our board of directors are not continuing directors; or

(3)         the adoption of a plan relating to our liquidation or dissolution; or

(4)         the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)           any transaction

•       that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•       pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person (or any parent thereof) immediately after giving effect to such transaction;

(b)          any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(c)           any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person; or

(5)         the termination of trading of our common stock (or other common stock into which the Notes are then convertible), which will be deemed to have occurred if our common stock (or other common equity interests into which the Notes are then convertible) is not listed on a United States national securities exchange and no depositary receipts or other certificates representing common equity interests are so listed in the United States.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the Notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

“Continuing directors” means, as of any date of determination, any member of the board of directors of Lawson who:

•       was a member of the board of directors on the date of the indenture; or

•       was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of such new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•       if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the Notes certificate numbers;

•       the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•       that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your repurchase notice in whole or in part at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•       if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•       the principal amount of the withdrawn Notes; and

•       the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•       the Notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•       all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price and accrued and unpaid interest upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•       comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•       file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•       comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

This fundamental change repurchase right could discourage a potential acquirer of Lawson. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by Lawson

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our property and assets to another person, unless:

•       either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture, all of our obligations under the Indenture and the Notes, and, to the extent still operative, by a supplemental agreement, all of our obligations under the registration rights agreement, in each case in a form reasonably satisfactory to the trustee;

•       immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•       if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Notes, the indenture and, if applicable, the registration rights agreement; and

•       we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Lawson is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Lawson, and Lawson shall be discharged from its obligations, under the Notes, the indenture and the registration rights agreement.

This covenant includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, of all or substantially all of the property and assets of Lawson. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the Notes, or under the laws of Delaware, Lawson’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other deposition of less than all of the property and assets of Lawson may be uncertain.

An assumption by any person of Lawson’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•       we fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days;

•       we fail to pay principal of the Notes when due at maturity, or we fail to pay the repurchase price in respect of any Notes when due;

•       we fail to deliver cash and, if applicable, shares of common stock upon the conversion of any Notes and such failure continues for five business days following the scheduled settlement date for such conversion;

•       we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture and such failure continues for five calendar days;

•       we fail to perform or observe any other term, covenant or agreement in the Notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•       a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of Lawson or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) in an aggregate amount in excess of $30,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

•       certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, interest on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing (except as provided below with respect to our failure to comply with our reporting obligations under the indenture), the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the Trust Indenture Act) (which also relate to the provision of reports), will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights” and will be payable in the same manner and on the same dates as the stated interest payable on the Notes. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and on such 365th day the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of Notes under the registration rights agreement. For the avoidance of doubt, the additional interest shall not begin accruing until we fail to perform the reporting covenant for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of Notes then outstanding.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•       we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

•       rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•       all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

•       the holder has given the trustee written notice of an event of default;

•       the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer to the Trustee security or indemnity reasonably satisfactory to it against any costs, liability or expense of the trustee;

•       the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•       the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•       our failure to pay principal of or interest on any Notes when due;

•       our failure to convert any Notes into cash and, if applicable, common stock as required by the indenture;

•       our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•       our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) to:

•       change the stated maturity date of the principal of, or the date of any interest payment due upon, any Note;

•       reduce the rate of interest on any Note;

•       reduce the principal amount of any Note;

•       reduce any amount payable upon repurchase of any Note;

•       impair the right of a holder to receive payment with respect to the Notes or institute suit for payment of any Note;

•       change the currency in which any Note is payable;

•       change our obligation to repurchase any Note upon a fundamental change in a manner adverse to the holders;

•       except as otherwise permitted pursuant to the indenture, affect the right of a holder to convert any Note into cash and, if applicable, shares of our common stock or reduce the conversion rate;

•       change our obligation to maintain an office or agency in New York City;

•       reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or modify provisions with respect to waiver (including waiver of events of default), except to increase the percentage required for waiver or to provide for consent of each affected holder of Notes; or

•       change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

For the avoidance of doubt, the only written consent or affirmative vote required to approve any of the foregoing changes is the written consent or affirmative vote of the holder of each Note affected by such change; the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding is not additionally required.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), without prior notice to any other holder.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•       provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change or in the event of any change or reclassification of our common stock, merger, consolidation, or sale, lease, transfer, conveyance or other disposition of all or substantially all of our property and assets;

•       provide for the assumption of our obligations to the holders of the Notes in the event of a merger, consolidation, or sale, lease, transfer, conveyance or other disposition of all or substantially all of our property and assets;

•       surrender any right or power conferred upon us;

•       to add to our covenants for the benefit of the holders of the Notes, including adding one or more additional put rights in favor of the holders of the Notes;

•       cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this prospectus will not be deemed to adversely affect the interests of the holders of the Notes;

•       increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of the Notes;

•       comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•       make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;

•       secure the Notes;

•       adding guarantees of obligations under the Notes;

•       provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; and

•       provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or on a fundamental change repurchase date, or upon conversion or otherwise, cash or shares of our common stock sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Rule 144A Information

During any period in which we are not subject to Section 13 or 15(d) under the Exchange Act, we will make available to the holders or beneficial holders of the Notes or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Reports

We shall deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

No Stockholder Rights for Holders of Notes

Holders of the Notes, as such, will not have any rights as stockholders of Lawson Software, Inc. (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of ours, as such, will have any liability for any of our obligations under the Notes, the indenture or for any claim based on, in respect of, or reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, accrued interest payable on the Notes, the conversion rate, the conversion price, the conversion period, settlement period trading days, the daily conversion values and the conversion settlement amount. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes are issued:

•       in fully registered form;

•       without interest coupons; and

•       in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes are evidenced by one or more global Notes. We have deposited the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of any global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Notes. Except as provided below, owners of beneficial interests in a global Note will:

•       not be entitled to have certificates registered in their names;

•       not receive physical delivery of certificates in definitive registered form; and

•       not be considered holders of the global Notes.

We will pay principal of, and interest on, and the repurchase price of, any global Notes to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•       for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•       for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Notes or the indenture. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

We have entered into a resale registration rights agreement with the initial purchasers of the Notes for the benefit of the holders of the Notes. Pursuant to the agreement, we will, at our expense:

•       use reasonable best efforts to keep the registration statement continuously effective until the earliest of:

(1)          the date when the holders of transfer restricted Notes and shares of common stock issued upon conversion of the Notes are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

(2)          the date when all transfer restricted Notes and shares of common stock issued upon conversion of the Notes are registered under the shelf registration statement and sold pursuant thereto or have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

We may suspend the holder’s use of the prospectus for a period not to exceed an aggregate of 90 calendar days in any 360-day period in specified circumstances, including circumstances relating to pending corporate developments. However, if such circumstances relate to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 90 calendar days to 120 calendar days in the aggregate in any 360-day period. Each holder, by its acceptance of the Notes, agrees to hold any communication by us in confidence.

If, at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, the suspension periods exceed an aggregate of 90 calendar days in any 360-day period (each, a “registration default”), then additional interest will accrue on the Notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest, if any, will be paid semiannually in arrears, in cash, on the same dates as the stated interest payable on the Notes, and will accrue at a rate per year equal to:

•       0.25% of the principal amount of Notes to and including the 90th day following such registration default; and

•       0.50% of the principal amount of Notes from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your Notes, you will cease to be entitled to receive any additional interest.

DESCRIPTION OF CAPITAL STOCK

General

This section summarizes the general terms of our capital stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our amended and restated certificate of incorporation and amended bylaws. Our amended and restated certificate of incorporation and amended bylaws have been incorporated in this prospectus by reference. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, 7,500,000 shares of Series B Junior Participating Preferred Stock and 42,562,000 undesignated shares of preferred stock.

Our board of directors, as limited by the certificate of incorporation and without further action by Lawson Software’s stockholders, has the authority to issue preferred stock and additional shares of common stock, up to the number of shares authorized and not outstanding under the certificate of incorporation. Nasdaq marketplace rules require stockholder approval prior to the issuance of additional shares of Lawson Software common stock in any transaction if (1) the common stock has, or will have upon issuance, voting power in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, in excess of 20% of the number of shares of our common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for our common stock.

Common Stock

As of July 25, 2007, there were 183,489,564 shares of our common stock outstanding, and no shares of our preferred stock outstanding.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. We currently do not pay cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Upon a liquidation, dissolution or winding up of Lawson Software, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock under our certificate of incorporation. The outstanding shares of our common stock are, and any shares of our common stock issued upon conversion of the Notes will be, fully paid and nonassessable.

Stockholders who beneficially own 5% or more of our common stock must report their stock ownership to the SEC on a Schedule 13D. Stockholders who are passive investors can file an abbreviated report of their ownership on Schedule 13G. A passive investor is a stockholder who beneficially owns less than 20% of Lawson Software’s common stock, provided that the investor did not acquire the stock for the purpose, or with the effect, of changing or influencing control of Lawson Software. The SEC has taken the position that a director or executive officer will not qualify as a passive investor.

In general, an investor must amend its Schedule 13G annually to show any change in beneficial ownership. When a passive investor acquires greater than 10% of the common stock, the investor must amend the Schedule 13G promptly after the date of acquisition. From then on, the passive investor must file an amended Schedule 13G promptly after the date on which its beneficial ownership increases or decreases by more than 5%. A non-passive investor must amend its more detailed Schedule 13D promptly to show any change of 1% or more in beneficial ownership.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights of the preferred stock. However, the effects may include, among other things, restricting dividends on our common stock, diluting the power of our common stock, impairing liquidation rights of our common stock and delaying or preventing a change of control or the removal of our existing management without further action by the stockholders. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. In 2004, our board of directors designated 7,500,000 shares of preferred stock as Series B Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described below.

Stockholder Rights Plan

On July 26, 2004, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preferred share purchase right per share for each outstanding share of Lawson Software common stock as of July 28, 2004. The description and terms of these rights are set forth in a Rights Agreement, dated July 28, 2004 between Lawson Software and Mellon Investor Services LLC, as rights agent, as amended by the amendment thereto dated June 2, 2005. The rights trade with, and are inseparable from, our common stock.

Each right entitles the registered holder to purchase from Lawson Software one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (the preferred shares), at a price of $29 per one-hundredth of a preferred share, subject to adjustment to prevent dilution, once the right becomes exercisable.

The rights will not be exercisable until:

•       ten days after the public announcement that a person or a group (excluding specified existing stockholders and Lawson Software itself) has become an “acquiring person” by becoming the beneficial owner of 15% or more of our common stock then outstanding, other than as a result of certain permitted offers; or

•       if earlier, ten days (or a later date as may be determined by our board of directors before any person or group becomes an acquiring person) after a person or group (excluding specified existing stockholders and Lawson Software itself) begins, or publicly announces an intention to begin, a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person, other than as a result of certain permitted offers.

The date when the rights become exercisable is referred to as the distribution date. Until that date, common stock certificates will represent the rights, and we will not distribute separate rights certificates. The rights will be transferable only in connection with the transfer of common stock. As of the distribution date, the rights will separate from our common stock and be evidenced solely by rights certificates that we will mail to all eligible holders of common stock.

If a person or group becomes an acquiring person, except pursuant to certain permitted offers, each holder of a right, other than the acquiring person, may purchase, for the exercise price, shares of our common stock with the market value of twice the exercise price, based on the market price of our common stock prior to the acquisition.

If Lawson Software is later acquired in a merger, asset sale or other business combination transaction after the distribution date, except pursuant to certain permitted offers, all holders of rights except the acquiring person may purchase, for the exercise price, shares of the acquiring corporation with a market value of twice the exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Each preferred share, if issued:

•       will not be redeemable;

•       will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock;

•       in the event of liquidation, will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock;

•       will have 100 votes, voting together with the shares of our common stock; and

•       in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, will be entitled to receive 100 times the amount received per share of our common stock.

These preferred shares are subject to adjustment to prevent dilution, for example, in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares.

No fraction of a preferred share (other than fractions in integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, we will pay the holder of the fractional right an amount in cash equal to the same fraction of the current market value of one preferred share at the time the right is exercised.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding shares of our common stock, our board of directors may exchange each right for a share of our common stock, subject to adjustment to prevent dilution, for example, in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares.

Our board of directors may redeem the rights for $0.01 per right at any time before any person or group becomes an acquiring person. If our board of directors redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted for any stock dividends, stock splits and similar transactions. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors may, in their sole discretion, establish.

The rights will expire on July 28, 2014, unless we extend, redeem or exchange them.

Registration Rights

One of our stockholders is entitled to rights with respect to the registration of 12,488,750 shares of our common stock, as of February 28, 2007, under the Securities Act. This holder of the registrable securities may require us on two occasions within any calendar year to file a registration statement on Form S-3. Furthermore, in the event we decide to register our securities, we are required to include in our registration statement the registrable securities of this holder if the holder so requests. These rights are subject to the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances. The expenses incurred in such registrations will be borne by us. The registration rights described above will expire with respect to the holder of registrable securities if such holder can sell all of such holder’s shares in a three-month period under Rule 144 of the Securities Act.

Certain Provisions of our Certificate of Incorporation and Bylaws and State Law Provisions with Potential Anti-Takeover Effects

Certificate of Incorporation and Bylaws

Some provisions of our amended and restated certificate of incorporation and amended bylaws could make more difficult the acquisition of control of our company, and the removal of existing management:

•       our amended and restated certificate of incorporation does not provide for cumulative voting for directors;

•       our board of directors fixes the size of the board of directors, may create new directorships and may elect new directors to serve for the full term in which the new directorship was created. Our board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term in which the vacancy occurred;

•       our board of directors may issue preferred stock without any vote or further action by the stockholders;

•       our board of directors may adopt, amend, alter or repeal the bylaws without a vote of the stockholders;

•       all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•       we require advance notice procedures with respect to stockholder proposals and the nominations of candidates for election as directors.

The Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•       the board of directors approved the business combination or the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•       upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of Lawson Software’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and excluding shares in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•       the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax consequences of the ownership of notes and, with respect to non-U.S. holders (as defined below), the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•       a dealer in securities or currencies;

•       a financial institution;

•       a regulated investment company;

•       a real estate investment trust;

•       a tax-exempt organization;

•       an insurance company;

•       a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•       a trader in securities that has elected the mark-to-market method of accounting for your securities;

•       a person liable for alternative minimum tax;

•       a person who is an investor in a pass-through entity;

•       a United States person whose “functional currency” is not the U.S. dollar;

•       a “controlled foreign corporation”;

•       a “passive foreign investment company”; or

•       a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•       an individual citizen or resident of the United States;

•       a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as

“controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Market Discount

If you acquire a note at a price that is less than the note’s stated redemption price at maturity (generally, the sum of all payments required under the note other than payments of stated interest), you will be treated as having purchased the note at a “market discount.”  Subject to a de minimis exception, if you acquire a note at a market discount, the market discount rules require you to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at your election, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

If you acquire a note at a market discount, you may also elect to include the market discount in income as it accrues. If you so elect, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and your tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

You may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless you elect to include market discount in income on a current basis.

Upon the conversion of a note into cash and common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Amortizable Bond Premium

If you acquire a note for a price that is in excess of the note’s stated redemption price at maturity, you generally will be considered to have acquired a note with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature of the note. You may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of your prior inclusions of interest income (net of any deductions for bond premium) with respect to the note. If you do not make such an election, the premium on the note will decrease the gain or increase the loss otherwise recognizable on the disposition of the note. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange or other Disposition of Notes

Except as provided below under “Conversion of Notes into a Combination of Cash and Common Stock” you will generally recognize gain or loss upon the sale, exchange or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note, increased by the amount of any accrued market discount previously included in your income and decreased by the amount of any amortizable bond premium previously deducted by you. Subject to the discussion above regarding market discount, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation under current law, until December 31, 2010. Your ability to deduct capital losses may be limited.

Conversion of Notes into a Combination of Cash and Common Stock

If a combination of cash and common stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the cash and common stock received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (less any cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and common stock in exchange for notes upon conversion or repurchase and the ownership of our common stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as in “Description of the Notes—Conversion Rights—Adjustment to the Conversion Rate Upon a Non-Stock Change of Control”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Possible Effect of the Adjustment to Conversion Rate Upon a Non-Stock Change of Control

In certain situations, we may be obligated to adjust the conversion rate of the notes or, in lieu of such adjustment, provide for the conversion of the notes into shares of a public acquirer (as described above under “Description of the Notes—Conversion After a Public Acquirer Change of Control”). Depending on the circumstances, the change in conversion right could result in a deemed taxable exchange to you and the modified note could be treated as newly issued at that time.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•       interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•       you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•       you are not a controlled foreign corporation that is related to us through stock ownership;

•       you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•       either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•       IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•       IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To the extent that any cash and shares of common stock received upon the conversion of the notes by you is subject to United States withholding tax and is not sufficient to comply with our United States withholding obligations, we may recoup or set-off such liability against any amounts owed to you, including, but not limited to, any actual cash dividends or distributions subsequently made with respect to such common stock.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Conversion or Other Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange or other taxable disposition of a note as well as upon the conversion of a note into a combination of cash and stock. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•       that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•       you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” for United States federal income tax purposes during your holding period of the notes or the shares of common stock received on conversion.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, conversion or other taxable disposition under regular graduated United States federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any common stock which you receive on the sale, exchange, conversion or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

If you are an individual and you are not a citizen or resident of the United States at the time of your death, your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Payments of Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “—Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the offering of the Notes, we entered into a convertible note hedge transaction with an affiliate of one of the initial purchasers. The convertible note hedge transaction will cover, subject to anti-dilutive adjustments, 19,975,032 shares of our common stock. We also entered into a warrant transaction with the same affiliate of that initial purchaser whereby we will sell to the option counterparty warrants to acquire, subject to customary anti-dilution adjustments, 19,975,032 shares.

The convertible note hedge transaction and the sold warrant transaction are separate transactions entered into by us and option counterparty, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. As a holder of Notes, you will not have any rights with respect to the convertible note hedges or the sold warrants.

The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of our common stock, as measured under the convertible note hedge transaction, at the time of conversion of the Notes is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of our common stock exceeds the strike price of the sold warrants when it is exercised, there would be dilution from conversion of the Notes to the extent that the then volume-weighted average price per share of our common stock exceeds the strike price of the sold warrants. The warrants have a strike price that is 75% higher than the closing price of our common stock on the date hereof.

The option counterparty or affiliates thereof may modify its hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the Notes (and are likely to do so during any conversion period related to any conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

We have agreed to indemnify the option counterparty, or any of its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in certain other limited circumstances.

SELLING SECURITYHOLDERS

We originally issued the Notes to Lehman Brothers Inc. and CitiGroup Global Markets Inc., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers immediately resold the Notes to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus any or all of the Notes and any common stock into which the Notes are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.

The following table and related footnotes set forth information with respect to the selling securityholders and the principal amounts of Notes beneficially owned by each selling securityholder and the number of shares of our common stock issuable upon conversion of the Notes beneficially owned that may be offered under this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. The selling securityholders may offer all, some or none of the Notes or common stock into which the Notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the Notes or any common stock, no estimate can be given as to the amount of the Notes or any common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns 1% or more of our common stock, assuming full conversion of a selling securityholder’s Notes. All of the Notes were “restricted securities” under the Securities Act prior to this registration.

	Principal Amount of Notes		Number of shares of Common Stock
Selling Securityholder (1)	Principal Amount of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(2)	Percentage of Common Stock Outstanding(3)
ACE Tempest Reinsurance Ltd.(6)	$1,235,000	0.51%	102,788.1855	0.06%
ACIG Insurance Company	50,000	0.02%	4,161.4650	0.00%
Alabama Children’s Hospital Foundation	95,000	0.04%	7,906.7835	0.00%
Arkansas PERS	940,000	0.39%	78,235.5420	0.04%
Arkansas Teacher Retirement System	2,825,000	1.18%	235,122.7725	0.13%
Arlington County Employees Retirement System(6)	895,000	0.37%	74,490.2235	0.04%
Asante Health Systems(7)	285,000	0.12%	23,720.3505	0.01%
Attorney’s Title Insurance Fund	120,000	0.05%	9,987.5160	0.01%
Baptist Health of South Florida, Inc.	660,000	0.28%	54,931.3380	0.03%
Boilermakers Blacksmith Pension Trust	1,785,000	0.74%	148,564.3005	0.08%

Cal Farley’s Boys Ranch Foundation	115,000	0.05%	9,571.3695	0.01%
CALAMOS Global Growth & Income Fund-CALAMOS Investment Trust(7)	5,200,000	2.17%	432,792.3600	0.24%
CALAMOS Global Opportunities Fund LP(7)	260,000	0.11%	21,639.6180	0.01%
CALAMOS Growth & Income Portfolio-CALAMOS Advisors Trust(7)	180,000	0.08%	14,981.2740	0.01%
CALAMOS Growth & Income Fund-CALAMOS Investment Trust(7)	30,000,000	12.50%	2,496,879.0000	1.36%
CALAMOS Market Neutral Income Fund-CALAMOS Investment Trust(7)	5,000,000	2.08%	416,146.5000	0.23%
CALAMOS High Yield Fund-CALAMOS Investment Trust(7)	2,750,000	1.15%	228,880.5750	0.12%
The California Wellness Foundation	265,000	0.11%	22,055.7645	0.01%
Chrysler Corporation Master Retirement Trust(6)	5,510,000	2.30%	458,593.4430	0.25%
Citadel Equity Fund, Ltd(8).	10,000,000	4.17%	832,293.0000	0.45%
CitiGroup Global Markets Inc.	850,000	0.35%	70,744.9050	0.04%
ClearBridge Asset Managements, Inc.(9)	4,425,000	1.84%	368,289.6525	0.20%
CNH CA Master Account, L.P.(10)	3,500,000	1.46%	291,302.5500	0.16%
Columbia Convertible Securities Fund	5,000,000	2.08%	416,146.5000	0.23%
Congregation of the Sisters of the Charity of the Incarnate Word	50,000	0.02%	4,161.4650	0.00%
Consolidated Fund of the R.W. Grand Lodge of F.&A.M. of Pennsylvania	55,000	0.02%	4,577.6115	0.00%
Delaware Public Employees Retirement System(6)	3,105,000	1.29%	258,426.9765	0.14%
Delta Air Lines Master Trust-CV(6)	821,000	0.34%	68,331.2553	0.04%
Delta Pilots Disability & Survivorship Trust-CV(6)	660,000	0.28%	54,931.3380	0.03%
Dunham Appreciation and Income Fund	15,000	0.01%	1,248.4395	0.00%
Engineers Joint Pension Fund	205,000	0.09%	17,062.0065	0.01%
FPL Group Employees Pension Plan	870,000	0.36%	72,409.4910	0.04%

F.M. Kirby Foundation, Inc.(6)	955,000	0.40%	79,483.9815	0.04%
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust	36,000	0.02%	2,996.2548	0.00%
INOVA Health Care Services	250,000	0.10%	20,807.3250	0.01%
INOVA Health System Retirement Plan	80,000	0.03%	6,658.3440	0.00%
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series, C/O Quattro Global Capital, LLC	1,000,000	0.42%	83,229.3000	0.05%
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(6)	535,000	0.22%	44,527.6755	0.02%
International Truck & Engine Corporation Retiree Health Benefit Trust(6)	320,000	0.13%	26,633.3760	0.01%
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(6)	295,000	0.12%	24,552.6435	0.01%
Lehman Brothers Inc	25,000,000	10.42%	2,080,732.5000	1.13%
Louisiana CCRF	255,000	0.11%	21,223.4715	0.01%
Meriter Health Services, Inc. Employee Retirement Plan(7)	115,000	0.05%	9,571.3695	0.01%
Microsoft Capital Group, L.P.(6)	550,000	0.23%	45,776.1150	0.02%
Morgan Stanley Convertible Securities Trust	1,020,000	0.43%	84,893.8860	0.05%
National Railroad Retirement Investment Trust(6)	2,970,000	1.24%	247,191.0210	0.13%
NFJ Dividend, Interest & Premium Strategy Fund	5,000,000	2.08%	416,146.5000	0.23%
Nicholas Applegate U.S. Convertible Fund	1,145,000	0.48%	95,297.5485	0.05%
North Slope Borough	145,000	0.06%	12,068.2485	0.01%
OCM Convertible Trust(6)	1,750,000	0.73%	145,651.2750	0.08%
OCM Global Convertible Securities Fund(6)	695,000	0.29%	57,844.3635	0.03%
Partners Group Alternative Strategies PCC Limited, Red Delta Cell, c/o Quattro Global Capital, LLC	700,000	0.29%	58,260.5100	0.03%
PBGC Maintenance	204,000	0.09%	16,978.7772	0.01%
Polygon Global Opportunities Master Fund(11)	1,000,000	0.42%	83,229.3000	0.05%
Quattro Fund Ltd.	5,810,000	2.42%	483,562.2330	0.26%

Quattro Multistrategy Masterfund LP	490,000	0.20%	40,782.3570	0.02%
Qwest Occupational Health Trust (6)	375,000	0.16%	31,210.9875	0.02%
Qwest Pension Trust(6)	2,310,000	0.96%	192,259.6830	0.10%
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(12)	2,000,000	0.83%	166,458.6000	0.09%
RCG Latitude Master Fund, Ltd.(12)	6,000,000	2.50%	499,375.8000	0.27%
RCG PB Ltd.(12)	3,500,000	1.46%	291,302.5500	0.16%
S.A.C. Arbitrage Fund, LLC(13)	2,000,000	0.83%	166,458.6000	0.09%
San Diego City Retirement System	1,155,000	0.48%	96,129.8415	0.05%
San Diego County Employee Retirement Association	1,010,000	0.42%	84,061.5930	0.05%
Tribeca Convertibles LP	16,500,000	6.88%	1,373,283.4500	0.75%
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(6)	475,000	0.20%	39,533.9175	0.02%
UnumProvident Corporation(6)	920,000	0.38%	76,570.9560	0.04%
US Bank FBO Essentia Health Services(7)	95,000	0.04%	7,906.7835	0.00%
Van Kampen Harbor Fund	1,980,000	0.83%	164,794.0140	0.09%
Vanguard Convertible Securities Fund, Inc.(6)	8,960,000	3.73%	745,734.5280	0.41%
Vicis Capital Master Fund(14)	15,000,000	6.25%	1,248,439.5000	0.68%
Virginia Retirement System(6)	5,540,000	2.31%	461,090.3220	0.25%
Waterstone Market Neutral Mac51 Fund, Ltd.	7,843,000	3.27%	652,767.3999	0.36%
Waterstone Market Neutral Master Fund, Ltd.	14,157,000	5.90%	1,178,277.2001	0.64%
Xavex Convertible Arbitrage 5	500,000	0.21%	41,614.6500	0.02%
Subtotal:	$228,366,000	95.15%	19,006,742.32	10.36%
All other holders of Debentures or future transferees from any holder (4)(5)	11,634,000	4.85%	11,634,000.00	6.34%
Total:	$240,000,000	100.00%	19,975,032.00	16.70%

       (1) Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

       (2) Assumes for each $1,000 in principal amount of Notes a maximum of 83.2293 shares of common stock could be received upon conversion. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.”  As a result, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the conversion of the Notes as described under

“Description of the Notes—Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.”  In addition, excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the Notes, as described under “Description of the Notes—Payment upon Conversion.”

       (3) Calculated based on 183,489,564 shares of common stock outstanding as of July 25, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Notes, but we did not assume conversion of any other holder’s Notes.

       (4) These holders represent the remaining selling securityholders. We are unable to provide the names of these selling securityholders because such selling securityholders have not yet provided us with the information necessary to name them in this prospectus. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

       (5) Assumes that any other holders of Notes or any future transferees, pledgees, donees or successors of or from any such other holders of the Notes do not beneficially own any common stock other than common stock into which the Notes are convertible at the initial conversion rate of                       shares per $1,000 of principal amount of Notes.

       (6) Oaktree Capital Management L.P. (“Oaktree”) is the investment manager of each Selling Securityholder with respect to the aggregate principal amount of Registrable Securities set forth next to such Selling Securityholder’s name. Oaktree does not own any equity interest in the Selling Securityholders but has voting and dispositive power over the aggregate principal amount of Registrable Securities set forth next to such Selling Securityholders’ name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the Selling Securityholders. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Registrable Securities held by the Selling Securityholders, except for their pecuniary interest therein.

       (7) Nick Calamos, CIO, Calamos Advisors LLC. (Pursuant to an Advisory Agreement, Calamos Advisors LLC, not as beneficial owner, but acting solely as an investment advisor.)

       (8) Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Invesment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

       (9) ClearBridge Asset Management, Inc. (“CBAM”) acts as discretionary investment advisor to accounts and accordingly may be deemed to be the beneficial owner and selling securityholder of the Notes.

(10) CNH Partners, LLC is investment advisor of the Selling Securityholder and has sole voting and dispositive power of the Registrable Securities. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(11) Polygon Investment Partner LLP and Polygon Investment Partners LP (“Investment Managers”), Polygon Investments Ltd. (“Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patarick G.G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(12) Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital.

Steve Katznelson and Gerald Stahlecker serve as the managements members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(13) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”) and S.A.C. Capital Managements, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire.

(14) Vicis Capital LLC is the investment manager. John Succo, Shad Stastner and Sky Lucas control Vicis Capital LLC equally, but disclaim individual ownership of the securities.

Only selling securityholders identified above who beneficially own the securities set forth opposite their respective names in the foregoing table may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the Notes and/or the underlying common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such Notes and the underlying common stock. The prospectus supplement will also disclose whether any securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may sell the Notes and any common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution of the Notes and any common stock into which the Notes are convertible take the form of an underwritten offering of such Notes or common stock without the prior written agreement of Lawson Software.

The Notes and any common stock into which the Notes are convertible may be sold in one or more transactions at:

•       fixed prices;

•       prevailing market prices at the time of sale;

•       prices related to the prevailing market prices;

•       varying prices determined at the time of sale; or

•       negotiated prices.

These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock offered by them will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described in the preceding paragraph may be effected in transactions:

•       on any national securities exchange or quotation service on which the Notes or the common stock may be listed at the time of sale;

•       in the over-the-counter market; or

•       otherwise than on such exchanges or services or in the over-the-counter market.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the Notes and any common stock into which the Notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes or any common stock into which the Notes are convertible to close out their short positions, or loan or pledge the Notes or any common stock into which the Notes are convertible to broker-dealers which in turn may sell these securities.

Our outstanding common stock is listed for trading on the Nasdaq Global Select Market. We have no plans to list the Notes on a securities exchange or to include the Notes in any automated quotation system upon their registration and can give no assurance about the development of any trading market for the Notes. See “Risk Factors—There may not be an active trading market for the Notes.”

In order to comply with the securities laws of some states, if applicable, the Notes and any common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and any common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and any common stock issuable upon conversion of the Notes. Selling securityholders may ultimately not sell all, and conceivably may not sell any, of the Notes and shares of common stock offered by them under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Notes and the shares of common stock by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

We originally issued the Notes to Lehman Brothers Inc. and CitiGroup Global Markets Inc., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers immediately resold the Notes to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchaser for the benefit of holders of the Notes to register their Notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and any common stock, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses of the shelf registration statement to which this prospectus relates.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement effective until the earlier of:

(1)   the date when the holders of Notes and holders of any shares of common stock issuable on conversion of the Notes are able to sell such Notes and such shares immediately without restriction under Rule 144(k) under the Securities Act; and

(2)   the date when all transfer restricted Notes and any shares of common stock issued on conversion of the Notes are registered under the shelf registration statement and sold pursuant thereto or have ceased to be outstanding.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the Notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the holder’s use of the prospectus for a period not to exceed an aggregate of 90 calendar days in any 360-day period in specified circumstances, including circumstances relating to pending corporate developments. However, if such circumstances relate to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 90 calendar days to 120 calendar days in the aggregate in any 360-day period. Each holder, by its acceptance of the Notes, agrees to hold any communication by us in confidence.

LEGAL MATTERS

The validity of the Notes and of the shares of common stock issuable upon conversion of the Notes will be passed upon for Lawson Software by Dorsey & Whitney LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Intentia International AB (publ) as of December 31, 2004 and 2005 and for each of the years in the two-year period ended December 31, 2005 incorporated in this prospectus have been so incorporated in reliance upon the report of KPMG Bohilus AB upon the authority of said firm as experts in accounting and auditing.

$240,000,000

LAWSON SOFTWARE, INC.

2.50% Senior Convertible Notes Due 2012
and Common Stock Issuable
Upon Conversion of the Notes

PROSPECTUS
August 7, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred by us in connection with the offering described in this registration statement. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting discounts or commissions or broker’s or agent’s commissions and expenses. All amounts are estimated, except for the SEC registration fee:

SEC Registration Fee	$7,368
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Printing and Engraving Fees	10,000
Fees and Expenses of Trustee and Counsel	5,000
Miscellaneous	7,632
Total	$50,000

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, referred to as the DGCL, authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director’s fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

Lawson Software has entered into an employment agreement with Harry Debes that requires it to indemnify Mr. Debes for expenses and liabilities incurred by Mr. Debes in any proceeding by reason of his status as a director with it to the extent permitted by Delaware law and as authorized in its certificate of incorporation.

Lawson Software has entered into an employment agreement with Robert Schriesheim that requires it to indemnify Mr. Schriesheim to the fullest extent permitted by its certificate of incorporation and bylaws.

Lawson also maintains director and officer liability insurance.

Item 16.                 Exhibits.

The following Exhibits are attached hereto or incorporated herein by reference:

Exhibit Number	Description of Exhibit
3.1(1)	Amended and Restated Certificate of Incorporation of the Company.
3.2(1)	Bylaws of the Company.
4.1(1)	Form of Certificate of Common Stock of the Company.
4.2(2)	Rights Agreement dated July 28, 2004.
4.3(3)	First Amendment to the Rights Agreement dated June 2, 2005.
4.4(1)	Certificate of Designations of Series B Junior Participating Preferred Stock of the Company.
4.5(4)	Indenture between the Company and The Bank of New York, as trustee, dated as of April 23, 2007 (including Form of 2.50% Senior Convertible Note due 2012).
4.6(4)	Registration Rights Agreement between the Company and Lehman Brothers Inc. and Citigroup Global Markets Inc., dated as of April 23, 2007.
4.7(5)	Registration Rights Agreement, dated February 23, 2001, between the Company and the stockholders, investors and founders named therein.
5.1	Opinion of Dorsey & Whitney LLP.
12.1(6)	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of KPMG Bohlius AB.
24.1	Powers of Attorney (included as part of signature page).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture.

(1)          Incorporated by reference to the Form 10-K filed on August 29, 2006.

(2)          Incorporated by reference to the Form 8-A filed on July 28, 2004.

(3)          Incorporated by reference to the Form 8-K filed on June 7, 2005.

(4)          Incorporated by reference to the Form 8-K filed on April 23, 2007.

(5)          Incorporated by reference to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed on June 20, 2001.

(6)          Incorporated by reference to the Form 10-K filed on July 30, 2007.

Item 17.                 Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above under Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 6, 2007.

lAWSON sOFTWARE, iNC.
By:	/s/ HARRY DEBES
Harry Debes
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Debes and Robert A. Schriesheim, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on August 6, 2007.

Signature	Title
/s/ HARRY DEBES	President, Chief Executive Officer, and
Harry Debes	Director (principal executive officer)
/s/ ROBERT A. SCHRIESHEIM	Executive Vice President, Chief Financial
Robert A. Schriesheim	Officer, and Director (principal financial officer)
/s/ STEFAN B. SCHULZ	Senior Vice President and Global Controller
Stefan B. Schulz	(principal accounting officer)
/s/ RICHARD LAWSON	Director, Co-Chairman
Richard Lawson
/s/ ROMESH WADHWANI	Director, Co-Chairman
Romesh Wadhwani
/s/ STEVEN CHANG	Director
Steven Chang

/s/ PETER GYENES	Director
Peter Gyenes
/s/ DAVID HUBERS	Director
David Hubers
/s/ MICHAEL ROCCA	Director
Michael Rocca
/s/ PAUL WAHL	Director
Paul Wahl

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1(1)	Amended and Restated Certificate of Incorporation of the Company.
3.2(1)	Bylaws of the Company.
4.1(1)	Form of Certificate of Common Stock of the Company.
4.2(2)	Rights Agreement dated July 28, 2004.
4.3(3)	First Amendment to the Rights Agreement dated June 2, 2005.
4.4(1)	Certificate of Designations of Series B Junior Participating Preferred Stock of the Company.
4.5(4)	Indenture between the Company and The Bank of New York, as trustee, dated as of April 23, 2007 (including Form of 2.50% Senior Convertible Note due 2012).
4.6(4)	Registration Rights Agreement between the Company and Lehman Brothers Inc. and Citigroup Global Markets Inc., dated as of April 23, 2007.
4.7(5)	Registration Rights Agreement, dated February 23, 2001, between the Company and the stockholders, investors and founders named therein.
5.1	Opinion of Dorsey & Whitney LLP.
12.1(6)	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of KPMG Bohlius AB.
24.1	Powers of Attorney (included as part of signature page).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture.

(1)          Incorporated by reference to the Form 10-K filed on August 29, 2006.

(2)          Incorporated by reference to the Form 8-A filed on July 28, 2004.

(3)          Incorporated by reference to the Form 8-K filed on June 7, 2005.

(4)          Incorporated by reference to the Form 8-K filed on April 23, 2007.

(5)          Incorporated by reference to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed on June 20, 2001.

(6)          Incorporated by reference to the Form 10-K filed on July 30, 2007.